Exhibit 99.1

The Ensign Group Secures $40 Million Loan from GE Capital, Healthcare Financial Services

MISSION VIEJO, California – November 13, 2009 – The Ensign Group, Inc. (NASDAQ: ENSG), the parent company of the Ensign™ group of skilled nursing, rehabilitative care services, hospice care and assisted living companies, announced that a group of its real estate holding subsidiaries has placed mortgages on six of the Company’s 27 unencumbered properties to secure a $40 million five-year term loan from GE Capital’s (NYSE:GE) Healthcare Financial Services business.

“With the increasing volume of compelling acquisition opportunities we believe we are seeing, it was a good time to tap some of the unleveraged equity in our 27 unencumbered facilities,” said Suzanne Snapper, Ensign’s Chief Financial Officer.

Ms. Snapper noted that Ensign still has 21 unencumbered facilities in its 73-facility portfolio, and has historically borrowed against its assets at conservative levels to fund new acquisitions. “Consistent with our past practice, we expect to continue leveraging our accumulated real estate equity in a disciplined fashion to support the Company’s continuing expansion,” she added.

The new loan carries a five-year term, with a combination of LIBOR-based fixed-rate and floating-rate interest provisions that apply over the loan term.

Greg Stapley, Ensign’s Executive Vice President, attributed the company’s ability to secure the loan on attractive terms to Ensign’s strong balance sheet and solid operating history. “We expect to use the proceeds to add more quality assets to our portfolio, to enhance our competitive position in our target markets and to further strengthen our balance sheet,” he added.

He also expressed appreciation for lender GE Capital, Healthcare Financial Services. “GE Capital has been and continues to be a strong credit partner, and we are pleased to be expanding and extending that relationship yet again,” he said.

Mr. Stapley added that Ensign is actively seeking opportunities to acquire both well-performing and struggling long-term care operations across the Western United States. Ensign’s growing portfolio now totals 73 facilities, 42 of which are Ensign-owned and 21 of which are unencumbered, with Ensign affiliates holding purchase options on nine of Ensign’s 31 leased facilities.

About The Ensign Group, Inc.

The Ensign Group, Inc.’s operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, hospice services, physical, occupational and speech therapies, and other rehabilitative and healthcare services for both long-term residents and short-stay rehabilitation patients at 73 care facilities in California, Arizona, Texas, Washington, Utah, Idaho and Colorado. Each of these facilities is operated by a separate, wholly-owned independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated “Company” and “its” assets and activities, as well as the use of the terms “we,” “us,” “its” and similar verbiage are not meant to imply that The Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the facilities, the Service Center or the captive insurance subsidiary are operated by the same entity. More information about Ensign is available at http://www.ensigngroup.net.

About GE Capital, Healthcare Financial Services

With over $17 billion invested, GE Capital, Healthcare Financial Services is a premier provider of capital and services to the healthcare industry, with investments in more than 30 sub-sectors including long-term care, hospitals, pharmaceuticals, and medical devices. Its team of professionals provides deep industry expertise to create business and financial solutions tailored to meet the individual needs of its customers. For more information, visit www.gecapital.com/healthcare.

GE Capital offers consumers and businesses around the globe an array of financial products and services. GE (NYSE: GE) is Imagination at Work — a diversified technology, media and financial services company focused on solving some of the world’s toughest problems. For more information, visit the company’s Web site at www.ge.com.

CONTACTS: Robert East, Westwicke Partners LLC, (443) 213-0500, bob.east@westwickepartners.com, or Gregory Stapley, Investor/Media Relations, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net.

SOURCE: The Ensign Group, Inc.